Exhibit 99.1

NEWS

COLUMBIA LABORATORIES REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS
 Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ— August 6, 2009—Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the second quarter of 2009.  Highlights of the second quarter of 2009 and subsequent events include:

  Net revenues from U.S. sales of CRINONE® 8% increased 24% and prescriptions increased 21% over the second quarter of 2008.
  Net revenues of $8.4 million compared to $9.1 million in the second quarter of 2008, the difference resulting primarily from discounting and rebate programs offered by Merck Serono in certain foreign territories, and both an unfavorable exchange rate and reduced purchases by Merck Serono versus the prior year period. Net revenues were $7.3 million in the first quarter of 2009.
  Net loss of $5.2 million, or $(0.10) per basic and diluted share, compared to a net loss of $4.3 million, or $(0.08) per basic and diluted share, in the second quarter of 2008.  The net loss was $5.3 million, or $(0.10) per basic and diluted share, in the first quarter of 2009.
  Appointed Lawrence A. Gyenes as Senior Vice President, Chief Financial Officer and Treasurer.
  Frank C. Condella, Jr., a seasoned pharmaceutical executive and director of the Company, to assist management with business development activities over the next several months.
  Secured from PharmaBio Development, Inc., the right to extend the final royalty payment due under the 2003 STRIANT® financing agreement to late 2011.

“Our U.S. progesterone business grew 19% in the second quarter of 2009 over second quarter 2008 levels despite ongoing economic pressures that have impacted patients’ decisions to postpone or forego unreimbursed elective procedures.  Domestic CRINONE® revenues increased 24% over the second quarter of 2008, and June 2009 reflected a monthly record number of prescriptions in six years for CRINONE® 8%,” stated Robert S. Mills, Columbia’s president and chief executive officer.  “As with last quarter, the higher U.S. CRINONE® revenues were overshadowed by the impact of government discounting and rebate programs and foreign exchange rates on sales of international CRINONE®.”

“During the second quarter, the pace of enrollment accelerated in the 450-patient PREGNANT Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy, a large, untapped market.  We expect to complete enrollment in this pivotal trial around the end of this year, report results in mid-2010 and, if the results are positive, to obtain FDA approval in mid-2011 for PROCHIEVE® 8% with this new indication.  With the option to extend the final true-up payment on STRIANT® sales until November 2011, we can focus on completing the PREGNANT Study and the analysis of the trial results.”

Second Quarter Financial Results

Net revenues for the second quarter of 2009 were $8.4 million, compared to $9.1 million for the second quarter of 2008. Net revenues were $7.3 million in the first quarter of 2009.

Net revenues from Progesterone Products were $5.7 million in the second quarter of 2009 versus $6.7 million in the second quarter of 2008. The 15% decrease primarily reflects decreased sales of CRINONE® to Merck Serono for foreign markets.  International CRINONE® net revenues were 46% lower than in the prior year period due to a 25% decrease in unit volumes and lower selling prices due to unfavorable foreign exchange rates and price adjustments for government tenders.  The lower unit volumes reflect the shift in 2009 of Merck Serono’s ordering pattern.  In 2008 five of its 12 orders were in the second quarter; whereas in 2009 its 12 batch orders are evenly spaced, three per quarter throughout the year.  A bulk purchase of PROCHIEVE® 4% by Ascend Therapeutics in the second quarter of 2008 that did not occur in the second quarter of 2009 also contributed to the decline.  These decreases were offset by a 24% increase in net revenues of domestic CRINONE®, 21% of which is attributable to unit volume increases, and higher net revenues for PROCHIEVE® 8% in the second quarter of 2009 over second quarter 2008.

Net revenues from Other Products, including royalties, increased 10% to $2.7 million in the second quarter of 2009 as compared with $2.5 million in the second quarter of 2008, primarily as a result of higher RepHresh® bulk orders that were offset by the termination of royalty revenues from Ardana, which went bankrupt in 2008.

Gross profit was $6.1 million in the second quarter of 2009 compared to $6.2 million in the second quarter of 2008. Gross profit margin increased from 68% to 72%, reflecting a product mix favoring the higher-margin progesterone products, the favorable effects of changes in foreign exchange rates on the Company’s contract manufacturing costs, and increases in sales returns reserves that were recorded in the second quarter of 2008 and not repeated in the second quarter of 2009.

Total operating expenses were $9.1 million in the second quarter of 2009 compared to $8.6 million in the second quarter of 2008.

  Selling and distribution expenses were $3.1 million in the second quarter of 2009 compared to $3.2 million in the second quarter of 2008. The primary reason for the decrease was lower marketing and market research expenses.
  General and administrative costs were $3.1 million in the second quarter of 2009 compared to $2.4 million in the second quarter of 2008.  The increase was primarily due to severance costs.
  Research and development costs were $1.7 million in the second quarter of 2009 equivalent to the second quarter of 2008. PREGNANT Study expenses were $400,000 higher during the 2009 quarter compared to the quarter ended June 30, 2008, largely due to higher enrollment expenses.  This increase was offset by costs of the Phase II study of vaginal lidocaine for dysmenorrhea that was underway during the second quarter of 2008 and completed in the third quarter of 2008, and for which there was no expense in the 2009 second quarter.
  The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE® in the second quarters of both 2009 and 2008.

Other income/expense for the second quarter of 2009 consisted primarily of interest expense of $2.2 million associated with the $40 million convertible notes and the financing agreements with PharmaBio. Interest expense for the quarter ended June 30, 2008 was $2.0 million.

As a result, the Company reported a net loss of $5.2 million, or $(0.10) per basic and diluted share, for the second quarter of 2009. This compares to a net loss of $4.3 million, or $(0.08) per basic and diluted share, for the second quarter of 2008.  The net loss was $5.3 million, or $(0.10) per basic and diluted share, in the first quarter of 2009.

As of June 30, 2009, Columbia had cash and cash equivalents of $9.2 million. This compares to cash and cash equivalents of $10.0 million and $12.5 million at March 31, 2009, and December 31, 2008, respectively.  The Company believes the cash on hand at June 30, 2009, will allow it to sustain its operations for at least the next 12 months.  Should the Company choose to accelerate certain development programs or experience a shortfall in projected net revenues, it may require additional funds to operate its business.  The Company may raise these funds through public or private sales of equity or from borrowings, the sale or licensing of assets, or strategic partnerships.

Quarterly Conference Call

As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the second quarter ended June 30, 2009, as follows:

Date:	Thursday, August 6, 2009
Time:	11:00 AM EDT
Dial-in numbers:	888-515-0224 (U.S. & Canada) or 201-526-1837
Live webcast:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Thursday, August 13, 2009 at 888-632-8973 (U.S. & Canada) or 201-499-0429. The replay passcode is 21538063.  The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories

Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia’s U.S. sales organization markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT® and three other products to additional U.S. and foreign markets.

The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.

For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; whether we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Replens® and RepHresh® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact:

Lawrence A. Gyenes	Melody A. Cary
Senior Vice President, Chief Financial Officer & Treasurer	Co-President
Columbia Laboratories, Inc.	Rx Communications, LLC
(973) 486-8860	(917) 322-2571

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

NET REVENUES	$15,744,891	$18,060,556	$8,423,704	$9,147,621

COST OF REVENUES	4,119,369	5,909,906	2,339,351	2,949,809
Gross profit	11,625,522	12,150,650	6,084,353	6,197,812

OPERATING EXPENSES:
Selling and distribution	5,902,367	6,315,612	3,109,131	3,211,839
General and administrative	5,560,999	4,549,448	3,072,446	2,429,537
Research and development	3,947,372	3,541,763	1,701,987	1,695,156
Amortization of licensing right	2,522,364	2,522,364	1,261,182	1,261,182
Total operating expenses	17,933,102	16,929,187	9,144,746	8,597,714

Loss from operations	(6,307,580)	(4,778,537)	(3,060,393)	(2,399,902)

OTHER INCOME (EXPENSE):
Interest income	28,744	190,660	9,547	54,339
Interest expense	(4,205,335)	(3,872,681)	(2,157,234)	(1,953,595)
Other, net	(73,127)	(89,707)	(32,581)	(27,013)
Total other expense	(4,249,718)	(3,771,728)	(2,180,268)	(1,926,269)

Loss before taxes	(10,557,298)	(8,550,265)	(5,240,661)	(4,326,171)
State income taxes	(16,930)	(24,702)	-	-
NET LOSS	$(10,574,228)	$(8,574,967)	$(5,240,661)	$(4,326,171)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.19)	$(0.17)	$(0.10)	$(0.08)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	54,367,610	52,083,106	54,437,754	52,127,332

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2009	2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents of which $7,706,019 and	$9,169,783	$12,497,382
$12,099,318 is interest bearing
Accounts receivable, net of allowances for	3,643,181	3,562,277
doubtful accounts of $178,000 and $100,000
Inventories	2,934,195	2,377,139
Prepaid expenses and other current assets	657,766	1,102,525
Total current assets	16,404,925	19,539,323

Property and equipment, net	754,692	821,857
Intangible assets - net	21,292,696	23,815,060
Other assets	1,311,373	1,446,249

TOTAL ASSETS	$39,763,686	$45,622,489

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of financing agreements	$150,709	$168,034
Accounts payable	2,245,366	2,085,463
Accrued expenses	5,536,295	4,980,643
Total current liabilities	7,932,370	7,234,140

Notes payable	31,473,485	30,074,966
Deferred revenue	279,985	305,433
Long-term portion of financing agreements	14,119,654	13,126,210
TOTAL LIABILITIES	53,805,494	50,740,749

COMMITMENTS AND CONTINGENCIES

Contingently Redeemable Series C Preferred Stock
600 and 775 shares issued and outstanding in 2009 and 2008, respectively (liquidation preference of $600,000 and $775,000)	600,000	775,000

SHAREHOLDERS' DEFICIT:
Preferred stock, $.01 par value; 1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E Convertible Preferred Stock, 59,000 shares issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 100,000,000 shares
authorized; 54,817,986 and 54,007,579 shares issued outstanding in 2009 and 2008, respectively	548,180	540,076
Capital in excess of par value	230,558,685	228,686,942
Less cost of 117,535 and 63,644 treasury shares	(262,237)	(189,229)
Accumulated deficit	(245,683,933)	(235,109,705)
Accumulated other comprehensive income	196,906	178,065
Shareholders' deficit	(14,641,808)	(5,893,260)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$39,763,686	$45,622,489